Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

ALTISOURCE COMPLETES SUBSIDIARY RESTRUCTURING

Luxembourg, August 26, 2014 - Altisource Portfolio Solutions S.A. (“Altisource” and NASDAQ: ASPS) completed its previously announced subsidiary restructuring on August 25, 2014, following the receipt of a confirmation letter from the Luxembourg tax authorities on August 19, 2014.

“We are pleased to complete our subsidiary restructuring which significantly increases our share repurchase and dividend capacity under Luxembourg law,” said Chief Executive Officer William Shepro.

With the completion of the subsidiary restructuring, the Senior Secured Term Loan is the most restrictive governor of Altisource’s share repurchase capacity.  The subsidiary restructuring created a new wholly-owned subsidiary within the consolidated Altisource structure.  The subsidiary restructuring did not change Altisource’s ownership interest in any of its subsidiaries. Notwithstanding the elimination of certain limits on the share repurchase capacity, there can be no assurance that Altisource will engage in share repurchases up to its contractual limits or at all.

About Altisource

Altisource is a premier marketplace and transaction solutions provider for the real estate, mortgage and consumer debt industries offering both distribution and content. We leverage proprietary business process, vendor and electronic payment management software and behavioral science based analytics to improve outcomes for marketplace participants. Additional information is available at www.altisource.com.